As filed with the Securities and Exchange Commission on May 26, 2011, Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

West Marine, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0355502 (I.R.S. Employer Identification No.)

500 Westridge Drive Watsonville, California (Address of Principal Executive Offices)	95076-4100 (Zip Code)

WEST MARINE, INC.
OMNIBUS EQUITY INCENTIVE PLAN
(Full title of plan)

Thomas D. Twedt
DOW LOHNES PLLC
1200 New Hampshire Avenue, N.W.
Suite 800
Washington, D.C.  20036
(Name and Address of agent for service)

Telephone number of agent for service:
(202) 776-2000

CALCULATION OF REGISTRATION FEE
Title Of Security Being Registered	Amount Being Registered(*)	Proposed Maximum Offering Price Per Share(**)	Proposed Maximum Aggregate Offering Price(**)	Amount Of Registration Fee
Common Stock, $0.001 Par Value	1,900,000	$10.26	$19,494,000	$2,263.26

(*)
In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares which may be offered and issued in accordance with plan terms to prevent dilution from stock splits, stock dividends or similar transactions.

(**)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of shares of common stock, par value $.001, of West Marine as reported on the NASDAQ Global Market on May 24, 2011.

STATEMENT UNDER GENERAL INSTRUCTION E
REGISTRATION OF ADDITIONAL SECURITIES

Pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement is being filed by West Marine, Inc. (“West Marine”) to register 1,900,000 additional shares of West Marine’s common stock, par value $0.001 per share, issuable pursuant to the West Marine, Inc. Omnibus Equity Incentive Plan, as amended and restated (the “Omnibus Plan”).  Pursuant to General Instruction E, this registration statement hereby incorporates by reference to the extent not modified herein the contents of the previously-filed registration statements on Form S-8 (File Nos. 333-102109, 333-125291, 333-134031 and 333-151290), and all exhibits thereto, relating to the Omnibus Plan, which were previously filed with the Securities and Exchange Commission (the “SEC”) on December 20, 2002, May 27, 2005, May 12, 2006 and May 30, 2008, respectively.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC by West Marine, are hereby incorporated by reference in this registration statement:

(a)	the annual report on Form 10-K for the year ended January 1, 2011;

(b)	the quarterly report on Form 10-Q for the quarter ended April 2, 2011;

(c)	the current reports on Form 8-K filed on May 20, 2011, April 12, 2011, March 22, 2011 and January 31, 2011; and

(d)
the description of West Marine’s common stock, par value $0.001 per share, contained in the registration statement on Form 8-A, filed September 30, 1993, including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or otherwise permitted by SEC rules and regulations.

Item 4.                      Description of Securities.

Not applicable.

Item 5.                      Interests of Named Experts and Counsel.

Not applicable.

Item 6.                      Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"), provides that a corporation (in its original certificate of incorporation or an amendment thereto) may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

West Marine's certificate of incorporation, as amended, limits the liability of directors to the fullest extent permitted by the DGCL.

Section 145 of the DGCL provides that, under certain circumstances, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

West Marine’s bylaws, as amended, indemnifies to the fullest extent permitted by the DGCL any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such person’s testator or intestate is or was a director or officer of West Marine or any of its predecessors, or served any other enterprise as a director or officer at the request of West Marine or any predecessor, including without limitation, all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the proceeding.  In addition, all reasonable expenses incurred by or on behalf of such person shall be advanced by West Marine within 20 calendar days after request by such person to West Marine, such request reasonably evidencing the expenses incurred, for such advance from time to time, whether prior to or after final disposition of the proceeding.

West Marine also has entered into separate indemnification agreements with each of the directors and executive officers, whereby West Marine agrees, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available at reasonable terms.  West Marine maintains directors’ and officers’ liability insurance which covers certain liabilities and expenses of West Marine’s directors and officers and covers West Marine for reimbursement of payments to directors and officers in respect of such liabilities and expenses.

Item 7.                      Exemption from Registration Claimed.

Not applicable.

Item 8.                      Exhibits

Exhibit Number	Description of Exhibit
4.1	Certificate of Incorporation of West Marine, Inc., as amended (incorporated by reference to Exhibit 3.1 to West Marine’s annual report on Form 10-K for the year ended January 3, 2004).
4.2	Bylaws of West Marine, Inc., as amended (incorporated by reference to Exhibit 3.1 to West Marine’s current report on Form 8-K filed on March 13, 2007).
4.3	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to West Marine’s registration statement on Form S-1, File No. 33-69604).
5.1	Opinion of Dow Lohnes PLLC.
15.1	Letter regarding unaudited interim financial information.
23.1	Consent of Grant Thornton LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Dow Lohnes PLLC (contained in Exhibit 5.1 to this registration statement).

Item 9.                      Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, West Marine certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watsonville, State of California on this 26th day of May 2011.

WEST MARINE, INC.

By:	/s/ Geoffrey A. Eisenberg
Geoffrey A. Eisenberg
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Geoffrey A. Eisenberg Geoffrey A. Eisenberg	President, Chief Executive Officer and Director (Principal Executive Officer)	May 26, 2011
/s/ Thomas R. Moran Thomas R. Moran	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 26, 2011
/s/ Randolph K. Repass Randolph K. Repass	Chairman of the Board	May 26, 2011
/s/ Dennis F. Madsen Dennis F. Madsen	Director	May 26, 2011
/s/ David McComas David McComas	Director	May 26, 2011
/s/ Barbara L. Rambo Barbara L. Rambo	Director	May 26, 2011
/s/ Alice M. Richter Alice M. Richter	Director	May 26, 2011
/s/ Peter Roy Peter Roy	Director	May 26, 2011